Exhibit 99.1

Contact: Steven H. Benrubi (949) 699-3947

THE WET SEAL, INC. ANNOUNCES DECISION OF CEO EDMOND

THOMAS NOT TO RENEW HIS EMPLOYMENT CONTRACT IN

OCTOBER 2010; COMMENCES CEO SEARCH

FOOTHILL RANCH, CA, July 27, 2010 — The Wet Seal, Inc. (NASDAQ: WTSLA) (the “Company”), a leading specialty retailer to young women, announced today that Edmond S. Thomas, its President, Chief Executive Officer and Director, has informed the Board of Directors of his decision to step down from these positions on October 8, 2010, the scheduled expiration date of his employment agreement. In the event that the Company has not identified a suitable successor by such date, Mr. Thomas has indicated his willingness to serve in a transitional role until such person is found. The Company will engage the services of an executive recruiting firm to assist in a search for Mr. Thomas’s successor.

On behalf of the Company’s Board of Directors, Harold D. Kahn, Chairman of the Board of Directors commented: “Ed led The Wet Seal during a difficult economic period. He leaves us with a strong foundation and exceptional balance sheet. We look forward to working with Ed during the transition period following the end of his term. We also plan to seek Ed’s counsel in our deliberations to find a fitting successor.”

Mr. Thomas commented, “I am proud of the many accomplishments of The Wet Seal during my tenure, and am confident the leadership team in place has the skill and talent to drive the Company to future success. Going forward, I will concentrate my efforts on helping the Board identify my successor and ensuring a smooth transition.”

About Wet Seal

Headquartered in Foothill Ranch, California, The Wet Seal, Inc. is a leading specialty retailer of fashionable and contemporary apparel and accessory items. As of July 3, 2010, the Company operated a total of 503 stores in 47 states, the District of Columbia and Puerto Rico, including 425 Wet Seal stores and 78 Arden B stores. The Company’s products can also be purchased online at www.wetseal.com or www.ardenb.com. For more company information, visit www.wetsealinc.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This news release may contain forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors beyond the Company’s control. Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company’s filings with the Securities and Exchange Commission.

SOURCE: The Wet Seal, Inc.